EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-233232 on Form S-3 and Registration Statement No. 333-227550 on Form S-8 of our reports dated February 16, 2022, relating to the consolidated financial statements of Urban Edge Properties and the effectiveness of Urban Edge Properties’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Urban Edge Properties and Urban Edge Properties LP for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 16, 2022